EXHIBIT 10.4.1

EIGHTH AMENDMENT (2007-1) TO THE

STANADYNE CORPORATION SAVINGS PLUS PLAN AS AMENDED

AND RESTATED EFFECTIVE JANUARY 1, 2002

Pursuant to Section 14.2 of the Stanadyne Corporation Savings Plus Plan (the “Plan”), the Plan is hereby amended, effective April 1, 2007, as follows:

1. A new Section 3.1A, Automatic Contribution Arrangement, is inserted to read as follows:

(a)	General. Notwithstanding Section 3.1 or any other provision of the Plan to the contrary, effective April 1, 2007, an Eligible Employee (including a rehired Eligible Employee) whose Employment Date (or reemployment date) is on or after April 1, 2007 and a Member whose Before-Tax Contribution percentage as of April 1, 2007 is less than 3% (collectively, “Automatic Members”), shall be deemed to have elected to make Before-Tax Contributions of 3% of Compensation. Such election shall be deemed to have been made upon the later of:

(i)	the Automatic Member’s Employment Date; or
(ii)	April 1, 2007.

(b)	Election Out. An Automatic Member described in subsection (a) above shall be given a reasonable period of time when first eligible and before each Plan Year to elect not to make Before-Tax Contributions or to make Before-Tax Contributions in a percentage other than the otherwise applicable percentage. If such election is made (in such manner as the Committee may prescribe) prior to the end of the first pay period with respect to which such Before-Tax Contributions would be withheld, then the election shall be effective retroactive from the beginning of such pay period. If such election is received thereafter, it will be effective in the same manner as an election pursuant to Section 3.4. Once such election is made, the Member shall cease to be an Automatic Member and the terms of the Plan that are applicable to Automatic Members shall cease to apply to such Member.

(c)	Qualified Percentage. Absent an election described in subsection (b) above, an Automatic Member shall be deemed to have elected to make Before-Tax Contributions of 3% of his Compensation during the period commencing on the later of his Employment Date or April 1, 2007 and ending on the last day of the first Plan Year which begins after the date on which his first Before-Tax Contribution described in subsection (a) above is made. Effective the first day of each of the immediately succeeding three Plan Years, absent an election described in subsection (b) above, an Automatic Member’s deferral percentage shall increase by 1% (up to a maximum of 6%).

(d)	Notice Requirements. Within a reasonable period of time when first eligible and before each Plan Year, an Automatic Member shall receive written notice of his rights and obligations under the arrangement which is sufficiently accurate and comprehensive to apprise the Automatic Member of such rights and obligations, and is written in a manner calculated to be understood by the average Automatic Member to whom the arrangement applies. The notice shall (i) explain the Automatic Member’s right under the arrangement to elect not to have Before-Tax Contributions made on his behalf, or to elect to have such contributions made at a different percentage, and (ii) explain how contributions made under the arrangement will be invested in the absence of any investment election by the Eligible Employee. The Automatic Member shall have a reasonable period of time after the receipt of the notice and before the first Before-Tax Contribution is made with respect to each Plan Year to make either such election.

(e)	Qualified Automatic Contribution Arrangement. The automatic contribution arrangement described in this Section 3.1A is intended to constitute a “Qualified Automatic Contribution Arrangement” under Internal Revenue Code Section 401(k)(13) effective for Plan Years beginning after December 31, 2007 and shall be interpreted in accordance with applicable guidance and regulations issued thereunder. The applicable matching contribution and vesting provisions are set forth in Sections 4.1A and 8.1.

2. A new Section 4.1A is inserted to read as follows:

4.1A	Post-March 31, 2007 (Qualified Automatic Contribution Arrangement) Matching Contributions. In-lieu of the contribution set forth in Section 4.1 above, effective April 1, 2007, each Participating Employer shall make each payroll period an Employer Matching Contribution on behalf of each of its Members pursuant to the terms of this section. The amount of such Employer Matching Contribution shall be equal to the sum of (i) 100% of the Member’s Before-Tax Contributions up to a maximum of 1% of the Member’s Compensation and (ii) 50% of the Member’s Before-Tax Contributions in excess of 1% up to a maximum of 6% of the Member’s Compensation. All Members who make Before-Tax Contributions, including those who incur a Severance from Service during the Plan Year, shall be eligible for an Employer Matching Contribution. Employer Matching Contributions shall be allocated on the date such monies are received by the Trustee.

To the extent required by applicable law, Employer Matching Contributions made under this Section 4.1A shall be subject to the limitations of Sections 4.3, 4.4, and 4.5.

3. Subsection (b) of Section 5.4, Investment Rules, is amended in its entirety to read as follows:

(b)	In the absence of any designation of investment preference by the Member or Former Member, Before-Tax Contributions, Employer Matching Contributions or a Rollover Contribution shall be invested 100% in the default investment fund designated by the Employer from time to time consistent with the requirements of ERISA Section 404(c)(5) and the guidance and regulations issued thereunder.

4. Section 8.1, Vesting of Contributions, is amended in its entirety to read as follows:

8.1	Vesting of Contributions. A Member shall at all times be 100% vested in his Prior Plan Contribution Account, Before-Tax Contribution Account and Rollover Contribution Account. A Member whose Employment Date is before April 1, 2007 shall also be 100% vested in his Employer Matching Contribution Account. A Member whose Employment Date is on or after April 1, 2007 shall be 100% vested in his Employer Matching Contribution Account upon completion of 90 days of Service.

5. Subsection (b)(iv) of Section 10.3, Hardship Withdrawals, is amended by substituting “6-month” for “12-month” in order to reduce the post-hardship suspension period from 12 months to 6 months

IN WITNESS WHEREOF, the Company has caused this Amendment to be executed this 29th day of March, 2007.

STANADYNE CORPORATION SAVINGS PLUS PLAN

BY:	/s/ Stephen S. Langin
STEPHEN S. LANGIN

Its:	Member of Pension Committee